UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 2, 2006

OKLAHOMA GAS AND ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On August 2, 2006, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended June 30, 2006, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, reported earnings of approximately $44.0 million for the quarter ended June 30, 2006, compared to earnings of approximately $29.7 million for the quarter ended June 30, 2005. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated August 2, 2006, announcing OGE
Energy Corp. Announces 2nd Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

August 2, 2006

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results

OG&E, Enogex results drive increase in 2006 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $1.02 per diluted share for the three months ended June 30, 2006, compared with earnings of $0.42 per share for the second quarter of 2005.

Income from continuing operations was $0.63 per share in the second quarter, compared with $0.39 per share a year earlier. Higher earnings in the 2006 quarter were primarily due to increased gross margins in each of the company’s businesses, largely a result of warmer weather, higher electric rates, and a favorable commodity price environment.

OG&E, a regulated electric utility, posted earnings of $0.48 per share in the second quarter, compared with $0.33 per share last year. Enogex, a natural gas pipeline business, recorded earnings of $0.56 per share, compared with $0.12 per share in the year-ago quarter. Income from continuing operations was $0.17 per share for Enogex in the second quarter, compared with $0.09 per share a year earlier. The holding company, which primarily has interest expenses but no operating revenues, posted a second-quarter loss of $0.02 per share, compared with a loss of $0.03 per share in the second quarter of 2005.

“We are pleased to report another quarter of solid results and another increase in our full-year earnings guidance,” said Steven E. Moore, OGE Energy chairman, president and CEO. “Warm weather and a favorable commodity price environment are major factors, but excellent operations are required to capture the value. Through the hard work of our company members, we’re meeting record demand for electric power this summer in difficult, hot-weather conditions. And we’re hopeful that the new Red Rock power plant project we announced last month will play a major role in helping us meet rising demand in the future.”

For the six months ended June 30, OGE Energy reported net income of $119 million, or $1.29 per diluted share, compared with $44 million, or $0.48 per diluted share in the first half of 2005. Income from continuing operations in the first half of 2006 was $82 million, compared with $38 million in the first six months of 2005. Gross margins were $505 million, up from $415 million in the year-ago period; and operating income was $170 million in the first half of 2006, compared with $95 million in the same period of 2005.

Discussion of Second Quarter 2006

OGE Energy reported consolidated operating revenues of $934 million in the second quarter of 2006, compared with $1.3 billion a year earlier. The second-quarter gross margin on revenues was $284 million, compared with $236 million in the year-earlier quarter. Operating income was $118 million in the second quarter, compared with $76 million in the year-earlier quarter. Net income was $94 million in the second quarter, compared to $39 million a year ago.

OG&E reported gross margin on revenues of $215 million in the second quarter, compared with $178 million in the comparable quarter last year, primarily due to higher electric rates, warmer weather and customer growth. The improvement in gross margin was partially offset by the retirement of an electric generation asset dedicated to a large industrial customer. Net income at OG&E was $44 million, compared with $30 million in the second quarter of 2005.

Enogex reported gross margin on revenues of $70 million in the second quarter, compared with $58 million in the comparable quarter last year. Margins were higher in all business segments, primarily due to the favorable commodity price environment, partially offset by higher expenses, principally labor. Also during the second quarter, Enogex recorded an after-tax book gain of approximately $35 million from the sale of gas-gathering assets. Income from continuing operations at Enogex was $16 million, compared with $9 million in the second quarter of 2005.

2006 Outlook

OGE Energy increased its consolidated earnings guidance for 2006 to $2.25 - $2.40 per share, from $2.05 - $2.25 per share previously reported with first-quarter 2006 results. The guidance, which reflects warmer weather through June 2006, assumes approximately 92 million average diluted shares outstanding, normal weather for the remainder of 2006, sales growth at OG&E of approximately 3 percent, continued favorable commodity prices, and excludes any gains on asset sales.

The 2006 guidance includes:

•	OG&E, $1.46 to $1.51 per share on net income of $134 million to $139 million.

•	Enogex, $0.84 to $0.93 per share on net income of $77 million to $86 million.

•	Holding company, a loss of $0.04 per share on a net loss of $4 million.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2006 on Wednesday, Aug. 2, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 750,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
financial and statistical data
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30	
	2006	2005	2006	2005
	(In millions)		(In millions)	
ELECTRIC UTILITY				
Operating revenues by classification				
Residential	$ 172.9	$ 150.0	$ 310.8	$ 264.2
Commercial	111.7	101.4	200.1	171.6
Industrial	90.3	82.2	175.7	147.9
Public authorities	43.9	40.5	81.0	69.6
Sales for resale	16.0	13.7	30.9	26.8
Provision for refund on gas transportation and storage case	-	(1.1)	-	(2.1)
System sales revenues	434.8	386.7	798.5	678.0
Offsystem sales revenues	0.6	0.9	1.1	1.3
Other	9.3	6.5	19.1	15.8
Total operating revenues	$ 444.7	$ 394.1	$ 818.7	$ 695.1
Sales of electricity - MWH (a) sales by classification				
Residential	2.0	1.9	3.9	3.8
Commercial	1.7	1.5	3.0	2.8
Industrial	1.8	1.8	3.5	3.5
Public authorities	0.8	0.7	1.4	1.3
Sales for resale	0.4	0.4	0.7	0.7
System sales	6.7	6.3	12.5	12.1
Offsystem sales	-	-	-	-
Total sales	6.7	6.3	12.5	12.1
Number of customers	750,405	739,983	750,405	739,983
Average cost of energy per KWH (b) - cents				
Fuel	2.950	2.864	3.221	2.644
Fuel and purchased power	3.325	3.216	3.587	3.023
Degree days				
Heating				
Actual	87	202	1,586	1,867
Normal	236	236	2,199	2,199
Cooling				
Actual	852	644	883	645
Normal	547	547	555	555
NATURAL GAS PIPELINE				
Operating revenues (before intercompany eliminations)	$ 517.6	$ 968.9	$ 1,280.8	$ 1,954.1
Operating income	$ 29.6	$ 21.1	$ 71.7	$ 35.9
Net income	$ 51.3	$ 11.3	$ 78.3	$ 19.4
Net cash provided from operating activities	$ 33.1	$ 27.1	$ 119.9	$ 41.6
Capital expenditures from continuing operations	$ 13.7	$ 8.7	$ 33.8	$ 14.3
New well connects	53	65	107	113
Gathered volumes - Tbtu/d (c)	0.99	0.89	0.97	0.89
Incremental transportation volumes - Tbtu/d	0.57	0.38	0.51	0.35
Total volumes - Tbtu/d	1.56	1.27	1.48	1.24
Natural gas processed - Tbtu/d	0.53	0.56	0.53	0.53
Natural gas liquids sold (keep whole) - million gallons	86	84	160	162
Natural gas liquids sold (POL and fixed-fee) - million gallons	3	3	6	7
Total natural gas liquids sold - million gallons	89	87	166	169
Average sales price per gallon	$ 0.895	$ 0.750	$ 0.903	$ 0.748

(a) Megawatt-hours.

(b) Kilowatt-hours.

(c) Trillion British thermal units per day.